GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter “Agreement”) is made and entered into in San Diego, California by and between Arnold Hagler (hereinafter “HAGLER”) and Discovery Partners International, Inc. and Structural Proteomics, Inc. (hereinafter referred to together in the singular as “COMPANY”) as of December 31, 2002. (HAGLER and COMPANY are sometimes hereinafter referred to collectively as the “Parties.”)

RECITALS

A.       The COMPANY hereby terminates HAGLER effective December 31, 2002, from all his positions as employee of COMPANY and all its subsidiaries and affiliates. HAGLER hereby resigns effective December 31, 2002 from all his positions as director and officer of COMPANY and all its subsidiaries and affiliates.

B.       HAGLER and COMPANY wish to resolve permanently and amicably any and all disputes arising or which may ever arise out of HAGLER’s employment with COMPANY.

NOW, THEREFORE, for and in consideration of the mutual agreements contained in the following paragraphs, COMPANY and HAGLER agree as follows:

1.        HAGLER Benefits.

1.1      Compensation for Employment. Before the execution of this Agreement, COMPANY has timely paid to HAGLER, and HAGLER acknowledges timely receipt of, all of his salary and wages (including accrued and unused vacation/”paid time off”) accrued through December 31, 2002. The parties agree that this amount for accrued and unused vacation/”paid time off” is $18,086.54 (not counting any vacation / “paid time off” accrued from November 8, 2002 through December 31, 2002), before applicable tax withholding, and the parties further agree that HAGLER has used before today any and all vacation / “paid time off” accrued from November 8, 2002 through December 31, 2002.

Except as expressly provided in this Agreement, HAGLER hereby waives and renounces any and all other amounts which are or may become due to him under his employment with COMPANY, and under any other written or oral compensation arrangement.

For avoidance of doubt, this Agreement shall not relate to and shall have no effect on any rights HAGLER has under contracts between HAGLER and COMPANY entered into after December 31, 2002.

1.2      Additional Benefits. COMPANY agrees to give to HAGLER the following consideration, which the Parties acknowledge HAGLER would not be entitled to receive but for this Agreement:

a.        COMPANY shall engage HAGLER as a consultant for the period from January 1, 2003 to December 31, 2004, pursuant to the terms of a Consulting Agreement, attached hereto as Exhibit A (the “Consulting Agreement”). The Parties agree to execute and deliver the Consulting Agreement on January 1, 2003. It is understood that COMPANY shall not continue to engage HAGLER beyond December 31, 2004. It is further acknowledged that for all stock options currently held by HAGLER, medical, fringe benefit plans, perquisites and other purposes, HAGLER’s service with COMPANY ends finally effective December 31, 2002, and the commencement of his consultancy on January 1, 2003 shall not be deemed in any way to constitute an unbroken continuation of his original period of service.

b.        On January 3, 2003, Discovery Partners International, Inc. shall grant to HAGLER a nonqualified stock option under its 2000 Stock Incentive Plan to buy 50,000 shares of Discovery Partners International, Inc. common stock. Such option shall have an exercise price per share equal to the fair market value of Discovery Partners International, Inc. common stock on January 3, 2003. Such option shall vest in four equal annual installments, with the first installment to vest on January 3, 2004; but such vesting shall not be contingent upon continuation of service or upon anything else except HAGLER not having materially breached the Proprietary Information Agreement or the obligations set forth in Sections 2 and 7 of this Agreement. Vesting of such option shall accelerate and such option shall become fully vested immediately prior to an acquisition of Discovery Partners International, Inc. through a sale of substantially all of its assets, stock sale, merger or otherwise. Such option shall expire on January 3, 2013 or when Discovery Partners International, Inc. is acquired, whichever is sooner. Such option shall otherwise be upon the standard terms and conditions of Discovery Partners International, Inc.’s standard 2000 Stock Incentive Plan stock option grant documentation.

1.3      Stock Options. The Parties acknowledge and agree that none of the last-scheduled-to-vest 30,000 of HAGLER’s 55,000 currently-held stock options shall ever become exercisable or ever vest, under any circumstances. The Parties further acknowledge and agree that HAGLER shall have until March 31, 2003 to exercise up to all of the 25,000 currently-held stock options which are vested; and that HAGLER does not hold or have any right to receive or to vest in any other COMPANY stock options, or have any right to receive any other COMPANY stock, (except as described in Section 1.2(b) and this Section 1.3).

2.        Non-disparagement. COMPANY agrees that no officer, director, employee, representative or agent of COMPANY, acting as such, shall make any statements (either as fact or opinion) about HAGLER which are negative or disparaging. HAGLER further agrees not to make any statements (either as fact or opinion) which are negative or disparaging about COMPANY, any affiliated company, any of their respective strategic partners, or any of their respective products or services, market position, performance, officers, directors, agents or employees. Notwithstanding the foregoing, if a Party is subpoenaed to give testimony, he or it shall not be prevented from giving truthful testimony.

3.        Definition of “Claims.” For purposes of this Agreement, “Claims” shall mean any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, losses, settlements, judgments, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which heretofore have existed or now exist or may in the future exist which relate to any matter from the beginning of time through December 31, 2002; provided, however, that “Claims” shall not include matters relating to HAGLER’s rights to or arising under:

a.        unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

b.        workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of COMPANY;

c.        continue participation in certain of the COMPANY’s group benefit plans pursuant to the terms and conditions of COBRA after termination of employment;

d.        any benefit entitlements vested as of December 31, 2002, pursuant to written terms of any COMPANY employee benefit plan;

e.        his stock options (as described in Section 1.3 above);

f.         the Consulting Agreement and any other agreement or arrangement between HAGLER and COMPANY entered into after the date of this Agreement; and

g.        any written indemnification agreement or any indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law;

and provided further that “Claims” shall not include matters relating to HAGLER’s rights under or arising out of this Agreement or under the Proprietary Information Agreement.

4.        HAGLER Release.

a.        Release. HAGLER, for himself and for his relatives, legal representatives, agents, attorneys, heirs, executors, administrators, and assigns, past and present and future, and each of them, hereby fully and forever releases and discharges the COMPANY Releasees with respect to any and all Claims which HAGLER now has or may hereafter have against the COMPANY Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time through December 31, 2002. (It is expressly agreed that HAGLER’s rights under the agreements, instruments and laws expressly identified in Section 3 as not being part of “Claims” are not released hereunder.) The “COMPANY Releasees” are COMPANY and each of COMPANY’s present and former stockholders, subsidiaries, related entities, predecessors, successors, officers, directors, employees, agents, attorneys, partners, affiliates and assigns (collectively with COMPANY, the “Primary COMPANY Releasees”), and each of them, and the Primary COMPANY Releasees’ spouses, relatives, heirs, executors, administrators, legal representatives, officers, directors, employees, agents, attorneys, predecessors, successors, assigns, stockholders, partners, parents, subsidiaries, related entities and affiliates, past and present, and all persons acting by, through, under, or in concert with them, or any of them. The Parties specifically understand, acknowledge and agree that this is a full and final release, applying to all of HAGLER’s Claims, whether known or unknown, against the COMPANY Releasees, or any of them. HAGLER understands and agrees that HAGLER is waiving any rights HAGLER may have had, now has, or in the future may have to pursue any and all remedies available to HAGLER under (among other things) any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, infliction of emotional distress, defamation, breach of the covenant of good faith and fair dealing, misrepresentation, claims under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the California Labor Code, the California Government Code, and any other laws and regulations relating to employment or employment discrimination, in each case, with respect to the Claims released hereunder. However, such remedies shall be available to HAGLER with respect to claims relating to any future employment arrangement entered into between HAGLER and COMPANY (after December 31, 2002). HAGLER hereby expressly and voluntarily waives all rights or benefits that HAGLER might otherwise have under the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement is in full accord, satisfaction and discharge of all of HAGLER’s Claims against the COMPANY Releasees, or any of them. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such Claims.

b.        No Suit or Cooperation. HAGLER represents, warrants, covenants and agrees that HAGLER will not, at any time hereafter, initiate, assign, maintain or prosecute, or knowingly aid in the initiation, assignment, maintenance or prosecution of any action, claim, demand or cause of action against the COMPANY Releasees, or any of them (or against any other person or entity, if such action, claim, demand or cause of action materially adversely affects or might materially adversely affect the COMPANY), arising from, or relating to, or in any way connected with any Claims. HAGLER further represents and warrants that neither HAGLER nor HAGLER’s immediate family (parents, children and siblings), spouse, legal representatives, agents, attorneys, assigns, past or present, has instituted any action or claim against the COMPANY Releasees, or any of them, with respect to any Claim. HAGLER agrees that if HAGLER violates this Section 4.b in any manner or in any manner asserts against the COMPANY Releasees, or any of them, any of the Claims released hereunder, then HAGLER will pay to the COMPANY Releasees, and each of them, in addition to any other damages caused to the COMPANY Releasees thereby, all attorneys’ fees incurred by the COMPANY Releasees in defending or otherwise responding to said Claim.

c.        No Prior Assignments. HAGLER represents and warrants that there has been no assignment or other transfer of any interest in any Claim which HAGLER may have against the COMPANY Releasees, or any of them, and HAGLER agrees to defend, indemnify and hold the COMPANY Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the COMPANY Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the COMPANY Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

d.        Denial of Liability and Obligation. This Agreement is not intended to and shall not constitute any admission or concession of any kind by COMPANY or any other person as to the existence of any liability or obligation to HAGLER under any Claim. The COMPANY Releasees specifically deny the existence of any such liability or obligation to HAGLER.

5.        Full Defense. It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

6.        Assumption of Risk as to Facts. The Parties both understand that if the facts with respect to which they are executing this Agreement are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this Agreement shall remain effective despite any difference of fact.

7.        Proprietary Information Obligations. HAGLER acknowledges that (whether or not he signs this Agreement) he is a party to and bound by the terms and conditions of the Proprietary Information Agreement, and that his duties under the Proprietary Information Agreement continue to remain in effect, and will survive the expiration or termination of this Agreement and of his employment.

8.        Reasonable Cooperation. HAGLER agrees:

a.        To upon any termination of his employment immediately relinquish all COMPANY credit cards and keys and any other COMPANY property and otherwise comply with COMPANY’s practices and procedures for terminated employees; provided, however, that HAGLER shall be permitted to retain copies of any COMPANY documents or files contained on his personal computers as long as HAGLER does not violate the provisions of the Proprietary Information Agreement.

b.        To respond to reasonable requests from COMPANY for information, and, upon COMPANY’s reasonable request, to provide testimony and other assistance as a percipient witness in any litigation or other proceeding in which he is not a party adverse to COMPANY and he possesses information that is material to such proceeding as a result of his previous employment with COMPANY.

9.        No Outside Representations. No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by any Party, nor shall any such be relied upon by any Party, except those contained herein. There were no inducements to enter into this Agreement, except for what is expressly set forth in this Agreement.

10.      Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and the Parties’ respective spouse, agents, relatives, employees, officers, directors, shareholders, parents, subsidiaries, related entities, affiliates, attorneys, partners, legal representatives, heirs, executors, administrators, successors and assigns.

11.      Entire Agreement. This Agreement represents and contains the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement (which is deemed to include, without limitation, HAGLER’s past employment with COMPANY, all rights and benefits in connection therewith, all stock options, all written or oral contracts relating to any of the foregoing, and all matters relating to the termination of such employment), and completely supersedes any and all prior or contemporaneous oral and written negotiations, agreements, discussions, commitments and understandings, all of which shall have no substantive significance or evidentiary effect. (The Parties hereby confirm that this Agreement does not in any way supersede the Proprietary Information Agreement, nor does it supersede any written indemnification agreement between COMPANY and HAGLER or any indemnification provisions of COMPANY’s certificate of incorporation, bylaws or other similar corporate documents or any indemnification otherwise provided by law, nor does it supersede any written agreement by HAGLER to comply with COMPANY policies, nor does it supersede HAGLER’s Notice of Grant stock options contract.) Each Party acknowledges, represents and warrants that he or it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Agreement. The Parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the Parties’ intent. The Parties further acknowledge and agree that this Agreement is fully integrated and parol evidence shall not be required to interpret or reflect the intent of the Parties. The Parties acknowledge that the section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement.

12.      Amendment. This Agreement may not be amended or modified or waived except by an agreement signed by both Parties.

13.      Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the Parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

14.      California Law; Arbitration. This Agreement is made pursuant to, and shall be governed by, the internal laws of the State of California. The Parties agree that, except as set forth in the following sentence, if any dispute arises concerning applicability, interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Diego, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000). Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

15.      Tax Consequences. COMPANY shall have no obligation to HAGLER with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any payments made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

16.      Waiver. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a Party in exercising any right, power, or privilege hereunder or other conduct by a Party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

17.      Drafting Party. The provisions of this Agreement have been prepared, examined, negotiated and revised by each Party hereto. No implication shall be drawn and no provision shall be construed against any Party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

18.      Representation by Counsel. The Parties acknowledge that they have the right to have been represented by counsel of their own choosing. HAGLER acknowledges that Brobeck, Phleger & Harrison LLP, COMPANY’s lawyers, has represented COMPANY only and has not represented or advised him in connection with this Agreement.

19.      No Coercion. HAGLER acknowledges that HAGLER originally received a form of this Agreement on November 18, 2002, and was given 22 days thereafter in which to consider this Agreement (including HAGLER’s waivers made in this Agreement). HAGLER acknowledges that COMPANY committed to him that if HAGLER decided to sign it in less than 22 days, HAGLER would do so voluntarily and of his own free will. HAGLER also acknowledges that COMPANY made clear that its November 18, 2002 offer to enter into this Agreement would not be withdrawn or altered even if HAGLER took the full 22 days, and that he would receive no different terms if he signed before the full 22 days or if he took the full 22 days. The Agreement has been changed from its original form at HAGLER’s request. HAGLER acknowledges that HAGLER has read and understands this Agreement, and that HAGLER has been encouraged to consult and has consulted an attorney and obtained independent legal advice regarding this Agreement. HAGLER has not been coerced into signing this Agreement and is entering into this Agreement voluntarily and of HAGLER’s own free will. HAGLER further acknowledges that the waivers HAGLER is making in this Agreement are knowing, conscious and voluntary and are made with full appreciation that HAGLER is forever foreclosed from pursuing any of the rights so waived.

20.      Temporary Right to Revoke. HAGLER understands that for a period of seven (7) days after signing this Agreement HAGLER has the right to revoke it and that this Agreement shall not become effective or enforceable until after those seven (7) days. The parties further agree that any such revocation shall also operate to revoke the Stock Purchase Agreement and Consulting Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this General Release and Settlement Agreement as of December 31, 2002.

ARNOLD HAGLER	Date

DISCOVERY PARTNERS INTERNATIONAL, INC
By:

Chief Executive Officer

STRUCTURAL PROTEOMICS, INC.
By:

[SIGNATURE PAGE TO GENERAL RELEASE
AND SETTLEMENT AGREEMENT]